EXHIBIT 10.2
PRIVATEBANCORP, INC.
RESTRICTED STOCK AWARD AGREEMENT
     This Restricted Stock Award Agreement (“Agreement”) is entered into as of the date set forth on the signature page hereof by and between PrivateBancorp, Inc., a Delaware corporation (the “Company”), and the undersigned Grantee (“Grantee”). Except as otherwise indicated or defined herein, all words with initial capitals shall have the same meaning as ascribed to them in the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan (the “Plan”). Grantee acknowledges receipt of a copy of the Plan.
     WHEREAS, the Company desires to grant to Grantee a certain number of shares of Common Stock, subject to the restrictions, and on the terms and conditions, set forth in the Plan and this Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Grant of Award; Form of Award.
          (a) Upon the execution and delivery of this Agreement and the related Restricted Stock Award Certificate of even date herewith attached hereto (the “Restricted Stock Award Certificate”), and subject to the terms and conditions of the Plan (the terms and provisions of which are incorporated herein and expressly made a part hereof), the Company hereby grants to Grantee the aggregate number of shares of Common Stock of the Company set forth on the Restricted Stock Award Certificate, subject to the restrictions and on the terms and conditions set forth herein and in the Plan (the “Award”) and subject to any adjustment as provided in the Plan. As soon as practicable after Grantee has executed this Agreement and the documents described in Section 1(b), below, and delivered the same to the Company, the Company shall cause to be issued in Grantee’s name a stock certificate representing the total number of shares of Common Stock covered by this Award in accordance with Section 4, below.
          (b) Grantee shall indicate acceptance of the terms of the Award by signing and returning a copy hereof and shall sign and return the irrevocable stock power attached hereto to facilitate the transfer of some or all of the shares covered by the Award to the Company (or its assignee or nominee) if required under the terms of this Agreement or applicable laws or regulations.
          (c) To the extent expressly provided in the Restricted Stock Award Certificate in which case the special provisions applicable to Restricted Share Units set forth in Section 18 below shall apply.
     2. Restrictions. The shares of Common Stock covered by this Award shall be subject to the restrictions set forth in Section 9(a) of the Plan, which include, but are not limited to, prohibitions on the sale, transfer, assignment, pledge or encumbrance of said shares, prior to the vesting date set forth on the Restricted Stock Award Certificate (the period ending on any such vesting date(s) is hereinafter referred to as the “Restricted Period”). Sale, transfer and other disposition of the shares following termination of the Restricted Period may be limited by the absence of an established trading market for such shares and/or the provisions of applicable securities laws. The restrictions imposed hereunder shall not lapse upon expiration of the Restricted Period if such lapse would constitute a violation of any applicable federal or state securities or other law or regulation and shall only lapse upon the termination of such violation. As a condition to the receipt of the shares of Common Stock covered by this Award, the Company may require Grantee to make any representation and warranty to the Company as may be required by any applicable law or regulation.
     3. Rights as a Shareholder; Dividends. Grantee shall have the right to vote the shares of Common Stock covered by this Award unless and until such shares are forfeited pursuant to Section 5 hereof. Cash dividends paid on the shares of Common S tock shall accumulate, without interest, and be paid or forfeited at the time the Restricted Period lapses or the shares are forfeited pursuant to this Agreement.
     4. Custody and Delivery of Shares. Each certificate representing the shares of Common Stock covered by this Award shall be issued in the name of Grantee and shall bear appropriate legends regarding this Agreement and such other restrictions on transferability, which are substantially similar to the legend set forth as follows:
     “The shares represented by this certificate are deemed to be restricted stock and until the applicable full vesting date are subject to the terms and conditions, including certain restrictions on transfer, applicable to restricted stock pursuant to the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan and the Restricted Stock Award Agreement covering these shares, copies of which are available from the Company.”
The Company shall hold the certificate for shares of Common Stock covered by this Award until the shares represented hereby have vested pursuant to the Restricted Stock Award Certificate and Section 5 of this Agreement, and will thereupon, subject to the satisfaction of any applicable federal, state, local or other tax withholding obligations and applicable securities laws, deliver the certificate for the vested shares to Grantee, and destroy the stock power referred to in Section 1(b) relating to the vested shares, or use it to authorize the withholding of shares for payment of taxes, pursuant to Section 7, below.
     5. Vesting; Effect of Termination of Employment or Change in Control.
          (a) The shares of Common Stock covered by this Award shall not fully vest and the Restricted Period shall not lapse except as provided in the Restricted Stock Award Certificate.
          (b) The effect, if any, of termination of employment or of a Change in Control on this Award shall be provided in the Restricted Stock Award Certificate.
     6. Adjustment Upon Changes in Capitalization. Any additional shares of Common Stock or other securities or property issued with respect to the Common Stock covered by this Award, as a result of any declaration of stock dividends, through recapitalization resulting in stock splits, combinations or exchanges of shares or otherwise, shall be subject to the restrictions and terms and conditions set forth herein as if such shares were part of the initial shares covered by the Award.
     7. Payment of Taxes. Grantee or Grantee’s legal representative shall be required to pay to the Company the amount of any federal, state, local or other taxes which the Company determines it is required to withhold and pay over to governmental tax authorities with respect to shares of Common Stock covered by this Award on the date on which the Company’s tax liability arises with respect to such shares (the “Tax Date”). Grantee may satisfy such obligation by any of the following means: (a) cash payment to the Company of the required amount, (b) delivery to the Company of Previously-Acquired Shares of Common Stock having an aggregate Fair Market Value determined as of the Tax Date that equals the required amount, (c)  provided the Restricted Period has lapsed and the shares have fully vested, by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value determined as of the Tax Date that equals the required amount, or (d) any combination of (a), (b), and (c). The value of any shares withheld may not be in excess of the amount of taxes required to be withheld by the Company determined by applying the applicable minimum statutory withholding tax rates.
     8. Beneficiary. Grantee may name, from time to time, any beneficiary or beneficiaries to whom the shares of Common Stock covered in this Award shall be paid in case of his death before receipt of such shares. Each designation shall be on a form prescribed for such purpose by the Committee and shall be effective only as set forth therein.
     9. Compliance with Certain Laws and Regulations. If the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock covered in this Award upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of shares of Common Stock hereunder, Grantee shall supply the Committee or Company, as the case may be, with such certificates, representations and information as the Committee or Company, as the case may be, may request and shall otherwise cooperate with the Company in obtaining any such listing, registration, qualification, consent or approval.
     10. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to Grantee at the address set forth on the records of the Company, to the Company at its offices at 120 South LaSalle Street, Suite 400, Chicago, Illinois 60603, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when received.
     11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     12. Complete Agreement. This Agreement, the Restricted Stock Award Certificate and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that Grantee may not assign any of Grantee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.
     15. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     16. Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.
     17. Miscellaneous.
          (a) The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses incurred by the Company in connection therewith, and will use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.
          (b) This Agreement shall not be construed as an employment contract and does not give Grantee any right to continued employment by the Company or any affiliate of the Company or to the receipt of any future Restricted Stock or other awards under the Plan.
          (c) This Agreement and the Award is subject to (i) the terms and conditions of the Plan and (ii) all good faith determinations of the Committee and of the Company pursuant to the Plan.

     18. Special Provisions Applicable to Restricted Share Units. In the event the Restricted Stock Award Certificate expressly provides that the Award is an award of Restricted Share Units, then the provisions of the Plan applicable to Restricted Share Units shall apply to this Award and foregoing provisions of this Agreement shall be interpreted and applied within the context of a Restricted Share Unit Award, which interpretation and application shall, among other things, reflect the following:
          (a) The Award hereunder shall be an award of Restricted Share Units (“Units”). When payable, each Unit will be converted to and paid in shares of Common Stock.
          (b) Provided Grantee has become vested in accordance with Section 5 above, the Units will become payable on the earlier of: (i) date set forth on the Restricted Stock Award Certificate; (ii) the termination of the Restricted Period due to the Grantee’s death; or (iii) the termination of the Restricted Period upon a Change in Control, provided such Change in Control is a change in ownership or change in effective control that qualifies as a payment event under Code Section 409A and any applicable final regulations and other published guidance relating thereto (collectively “Section 409A”).
          (c) Grantee will not have any voting rights with respect to the Units, but will be entitled to receive dividends paid with respect to a corresponding number of shares of Common Stock as contemplated by Section 3 above.
          (d) It is intended that the Units and exercise of authority or discretion hereunder shall comply with Code Section 409A so as not to subject Grantee to the payment of any interest or additional tax imposed under Section 409A. In furtherance of this intent, to the extent that any United States Department of the Treasury regulations, guidance, interpretations or changes to Section 409A would result in Grantee becoming subject to interest and additional tax under Section 409A of the Code, the Company and Grantee agree to amend this Award Agreement to bring the Units into compliance with Section 409A.
     19. TARP. Notwithstanding anything herein to the contrary, this Agreement and the Award awarded hereunder constitutes a “Compensation Arrangement” within the meaning of the Letter Agreement between the Company and Grantee entered into a connection with the Company’s participation in the TARP Capital Purchase Program (“TARP”) and as such, Grantee’s rights under this Agreement and the Award shall be subject to such limitations and restrictions as may be necessary to comply with any requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”) and/or TARP and any rules, regulations or guidance thereunder, as provided in such Letter Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 30th day of March, 2009.

PRIVATEBANCORP, INC.

By:	/s/ Joan Schellhorn

Name:	Joan Schellhorn
Title:	Chief Human Resources Officer

GRANTEE

/s/ Ralph B. Mandell

Signature

Print Name: Ralph B. Mandell

Grant Date	Number of Shares

March 30, 2009	21,661
PRIVATEBANCORP, INC.
RESTRICTED STOCK AWARD CERTIFICATE
     THIS CERTIFIES THAT Ralph B. Mandell has been awarded 21,661 shares of Common Stock, without par value, of PRIVATEBANCORP, INC., subject to the terms and conditions of this Restricted Stock Award Certificate, the related Restricted Stock Award Agreement of even date herewith and the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan.
     Lapse of Restricted Period: The Restricted Period applicable to shares awarded under this Agreement shall lapse as to all of the number of shares set forth above, and such shares shall be deemed to fully vest, as follows:

On the Following Date:	Cumulative Percentage
On the date no obligation of the Company arising from financial assistance provided under the TARP remains outstanding[1] or such earlier date as may be permitted under the ARRA Restricted Stock Requirements (such date the “Full Vesting Date”), provided Grantee has remained continuously employed by the Company or its Subsidiaries through such date, or if earlier, through the “Continuous Service Date” set forth in the Additional Terms and Conditions described below.	100%
     Additional Terms and Conditions: This Award shall be subject to the Additional Terms and Conditions attached to this Restricted Stock Award Certificate as if such Additional Terms and Conditions were set forth herein in their entirety.
     IN WITNESS WHEREOF, PRIVATEBANCORP, INC. has caused this Restricted Stock Award Certificate to be signed by its duly authorized officer this 30th day of March, 2009.

By:	/s/ Joan Schellhorn
Name:	Joan Schellhorn
Title:	Chief Human Resources Officer

[1]	Per the ARRA, the warrants held by the Treasury Department shall not be considered “obligations” for this purpose.

PRIVATEBANCORP, INC.
RESTRICTED STOCK AWARD CERTIFICATE
Additional Terms and Conditions Applicable to March 30, 2009 Award

Purpose:	This Award is intended to be a replacement for the 2008 cash bonus that would otherwise have been paid to Grantee but for the provisions of ARRA (as defined below) which may preclude the Company from paying such bonus to Grantee.

ARRA:	To the extent required, this Award is intended to be an award of long-term restricted stock meeting the requirements of Section 111(b)(3)(D)(i) of EESA (as defined in the Award Agreement) Restricted Stock, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), as such requirements are implemented by rules, regulations or other guidance issued by the U.S. Department of Treasury from time to time (the provisions of ARRA, together with such rules, regulations or other guidance are referred to herein, collectively, as the “ARRA Restricted Stock Requirements” and such rules, regulations or other guidance, whether in the form of questions and answers, interim, proposed or final regulations, are referred to as the “Regulations”).

Effect of Termination of Employment:	In the event of the termination of Grantee’s employment with the Company and all Subsidiaries for any reason other than death, Disability, termination by the Company without Cause or resignation by Grantee for Good Reason prior to the earlier of the Continuous Service Date (each as defined below) or the Full Vesting Date, this Award and the shares covered hereby shall be forfeited upon such termination of employment.

Service Date:	For purposes of this Award, the “Continuous Service Date” shall be date on which the first of the following events occurs:

1. December 31, 2012;

2. Grantee’s termination of employment due to death or Disability (as defined below); or

3. the termination of Grantee’s employment by the Company without “Cause” or by the Grantee for Good Reason (in each case determined under Grantee’s December 14, 2007 Employment Agreement).

“Disability” shall mean a termination of Grantee’s employment due to his permanent disability (as determined by the Committee) in accordance with either Section 23(e)(3) of the Code, after receipt of medical advice, or as entitles Grantee to payments of benefits under a long-term disability benefit plan of the Company or a Subsidiary in which he participates.

Effect of Change in Control:	No acceleration of the full vesting of this Award will occur solely because of a Change in Control, unless permitted by the ARRA Restricted Stock Requirements.

Possible Reduction in Number of Shares:	The number of shares of Common Stock covered by this Award shall be subject to reduction (and such number of shares shall be cancelled and deemed void) to the extent determined by the Company to be necessary so that this Award, after such reduction, does not exceed limitations set forth in the ARRA Restricted Stock Requirements.

Effect of Issuance of Treasury Regulations or Guidance or Court or Similar Rulings:	In the event the Treasury Department issues Regulations or there is issued a court ruling or other decision to the effect that the prohibition on bonus, incentive or retention compensation payments set forth in the ARRA would not have precluded the payment of the 2008 cash bonus for which this Award was intended as a replacement, then the Restricted Period will lapse and the shares will become fully vested on the date which is 30 days after the issuance of such Regulations, court decision or other ruling.

In the event that the Treasury Department issues Regulations to the effect that to meet the ARRA Restricted Stock Requirements this Award must contain conditions to full vesting in addition to full repayment by the Company of its obligations arising from financial assistance provided under the TARP (exclusive of the warrants), then this Award shall be modified to the minimum extent necessary for this Award to satisfy the ARRA Restricted Stock Requirements.

The terms and provisions of this Award shall be subject to such other modifications as the Company shall reasonably determine to be necessary for the Award to comply with the ARRA Restricted Stock Requirements.

Tax Treatment:	Grantee understands and acknowledges that a Tax Date will occur on the first to occur of the Continuous Service Date or the Full Vesting Date and that he (or his beneficiaries) shall be responsible for the satisfaction of his obligations with respect thereto as set forth in Section 7 above. Grantee acknowledges and agrees that he is exclusively responsible for determining whether to file a Section 83(b) election and, if Grantee so elects, for doing so in a timely manner. Grantee also acknowledges and agrees that the Company is not rendering any tax advice to him and he has consulted with his own tax advisor with respect to this matter.